Exhibit 99.1

LENSAR Reports Third Quarter 2022 Financial Results and Provides Business Update

Company Launches ALLY™ Adaptive Cataract Treatment System

Third Quarter U.S. Procedure Volume Increases 9% over Q3 2021

ORLANDO, Fla. (November 9, 2022) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter ended September 30, 2022 and provided a business update.

“The third quarter was highlighted by the successful U.S. launch of the ALLY System during the week of August 15th, a pivotal corporate milestone, and the next important step in continuing the transition to our next generation system. We have installed multiple ALLY Systems in select sites with surgeons performing cases with the ALLY System in August. Feedback from these surgeons has been overwhelmingly positive, citing ALLY’s significant performance improvements, speed, compact size, enhanced ergonomics, and advanced functionality as truly making a difference in their practices,” said Nick Curtis, Chief Executive Officer of LENSAR. “Following our launch, we were excited to showcase ALLY at the American Academy of Ophthalmology Annual Meeting in Chicago. In addition, shortly after our submission of ALLY for EU certification, we introduced the system to European surgeons at the European Society of Cataract and Refractive Surgeons, where the new technology created a great deal of enthusiasm.”

New to LENSAR, Stephen Slade, MD of Slade & Baker Vision has the distinction of being the first doctor to perform femtosecond laser assisted cataract surgery (“FLACS”) surgery in the United States and recently acquired an ALLY System. Dr. Slade said, “I am most impressed with ALLY. In my 12+ years of femtosecond laser cataract surgery experience, it is a significant step forward.” He added, “Powerful, elegant software and superb cutting make it an exciting instrument that delivers for us and our patients.”

Veteran LENSAR Laser user Gregory Parkhurst, MD the founder and physician CEO at Parkhurst NuVision and accustomed to LENSAR’s core differentiating features noted, “My favorite part is the speed from patient docking to ready-for-phaco. We are well under a minute, often closer to 30 seconds of suction and laser time, compared with 2.5 - 3 minutes when using prior generation and competitive technologies.”

Third Quarter 2022 Financial Results

Total revenue for the quarter ended September 30, 2022 was $7.7 million, a decrease of $0.5 million, or 6%, compared to total revenue of $8.3 million for the quarter ended September 30, 2021. The decrease in third quarter 2022 revenue was associated with a 46% reduction of procedures in regions outside the U.S. and Europe, as compared to the third quarter of 2021. The decrease in these procedures was driven by ongoing cataract procedure reimbursement challenges between ophthalmic surgical practices and third-party payors in South Korea. However in other regions, procedure volume increased 9% in the United States and 3% in Europe in the third quarter of 2022, as compared to 2021.

For the quarter ended September 30, 2022, approximately 88% of revenue was attributable to recurring sources compared to 87% for the quarter ended September 30, 2021. The following table provides information about worldwide procedure volume:

	2022	2021
Q1	38,901	28,122
Q2	33,359	30,966
Q3	28,453	30,765
Total	100,713	89,853

Selling, general and administrative expenses for the quarter ended September 30, 2022 were $6.1 million, a decrease of $0.4 million, or 6%, compared to $6.5 million for the quarter ended September 30, 2021. The decrease was primarily attributable to decreased sales and marketing expenses, primarily due to the timing of trade shows and travel activity.

Research and development (“R&D”) expenses were $1.6 million and $3.2 million for the quarters ended September 30, 2022 and 2021, respectively, a decrease of $1.6 million or 50%. This decrease was primarily due to significantly lower costs for the development of the ALLY System in the third quarter of 2022, including the avoidance of approximately $0.9 million of inventory charged to R&D in the third quarter of 2021, which increased R&D expenses in that quarter. Following the U.S. commercial clearance of the ALLY System in June 2022, all ALLY System inventory costs were capitalized to inventory.

Net loss for the quarter ended September 30, 2022 was $4.0 million, or ($0.39) per share, a reduction of $2.2 million in net loss, or $0.26 per share, compared to a net loss of $6.2 million, or ($0.65) per share, for the quarter ended September 30, 2021. Included within operating expenses recorded for the quarters ended September 30, 2022 and 2021 are stock-based compensation expenses of $1.7 million and $1.6 million, respectively, and ALLY System inventory costs charged to research and development of $0 and $0.9 million, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended September 30, 2022 was ($3.2) million, compared with ($5.5) million for the quarter ended September 30, 2021. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($1.6) million for the quarter ended September 30, 2022 and ($3.9) million for the quarter ended September 30, 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of September 30, 2022, the Company had cash and cash equivalents of $19.3 million as compared to $31.6 million at December 31, 2021. Cash utilized in the quarter was $5.9 million, which was primarily attributable to inventory purchases to manufacture ALLY Systems as well as a $1.2 million contingent consideration payment, which was payable upon commercialization of the ALLY System. Based on its cash position and operational forecasts, the Company believes it has sufficient cash to fund operations into 2024.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the third quarter and fiscal year results and provide a business update today, November 9, 2022 at 8:30 a.m. ET.

To participate by telephone, please dial (888) 396-8049 (Domestic) or (416) 764-8646 (International). The conference ID number is 51285282. The live webcast can be accessed under “Events & Presentations” in the Investor Relations section of the company’s website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until November 22, 2022.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY™ Adaptive Cataract Treatment System, the first platform to integrate proprietary imaging with a dual-pulse femtosecond laser in a compact system. The ALLY System is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. The ALLY System includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s commercialization of the ALLY™ Adaptive Cataract Treatment System, as well as the Company’s cash and operational forecasts and ability to fund ongoing operating expenses. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser and ALLY Systems; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain any additional necessary clearances or approvals for the ALLY System; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of ALLY Systems and its recurring revenue products; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 and in its other filings with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2022	2021	2022	2021
Net loss	$ (3,991)	$ (6,155)	$ (17,424)	$ (15,699)
Less: Interest income	(92)	(10)	(140)	(41)
Add: Depreciation expense	571	393	1,681	1,063
Add: Amortization expense	276	309	872	931
EBITDA	(3,236)	(5,463)	(15,011)	(13,746)
Add: Stock-based compensation expense	1,672	1,573	4,916	5,323
Adjusted EBITDA	$ (1,564)	$ (3,890)	$ (10,095)	$ (8,423)

LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Product	$ 5,486	$ 6,084	$ 18,188	$ 17,298
Lease	1,472	1,285	4,286	3,536
Service	790	903	2,652	2,403
Total revenue	7,748	8,272	25,126	23,237
Cost of revenue (exclusive of amortization)
Product	2,189	2,915	6,648	7,371
Lease	488	448	1,446	967
Service	1,182	1,058	3,559	2,696
Total cost of revenue	3,859	4,421	11,653	11,034
Operating expenses
Selling, general and administrative expenses	6,119	6,523	19,966	18,076
Research and development expenses	1,577	3,184	10,199	8,936
Amortization of intangible assets	276	309	872	931
Operating loss	(4,083)	(6,165)	(17,564)	(15,740)
Other income
Other income, net	92	10	140	41
Net loss	$ (3,991)	$ (6,155)	$ (17,424)	$ (15,699)
Net loss per share:
Basic and diluted	$ (0.39)	$ (0.65)	$ (1.73)	$ (1.69)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	10,225	9,439	10,089	9,308

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$ 19,293	$ 31,637
Accounts receivable, net of allowance of $31 and $47, respectively	3,560	4,638
Notes receivable, net of allowance of $3 and $61, respectively	126	350
Inventories	7,890	6,488
Prepaid and other current assets	1,302	1,700
Total current assets	32,171	44,813
Property and equipment, net	639	756
Equipment under lease, net	6,732	6,690
Notes and other receivables, long-term, net of allowance of $0 and $2, respectively	—	121
Intangible assets, net	12,398	10,870
Other assets	2,861	3,215
Total assets	$ 54,801	$ 66,465
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 3,506	$ 2,694
Accrued liabilities	4,948	4,604
Deferred revenue	789	904
Operating lease liabilities	526	512
Other current liabilities	19	—
Total current liabilities	9,788	8,714
Long-term operating lease liabilities	2,408	2,803
Other long-term liabilities	22	69
Total liabilities	12,218	11,586
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at September 30, 2022 and December 31, 2021; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at September 30, 2022 and December 31, 2021; 11,023 and 10,990 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	110	110
Additional paid-in capital	137,491	132,363
Accumulated deficit	(95,018)	(77,594)
Total stockholders’ equity	42,583	54,879
Total liabilities and stockholders’ equity	$ 54,801	$ 66,465